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                    FOURTH AMENDMENT TO REIMBURSEMENT AGREEMENT




Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois  60690

          RE:  HUTCHINSON TECHNOLOGY INCORPORATED

Ladies and Gentlemen:

          Pursuant to that certain Reimbursement Agreement dated as of March 1, 1993, as amended pursuant to that certain Amendment to Reimbursement Agreement dated as of November 30, 1993, that certain Amendment to Reimbursement Agreement dated as of March 24, 1994 and that certain Third Amendment to Reimbursement Agreement effective as of March 31, 1994 (such Reimbursement Agreement as so amended being hereinafter referred to as the "Agreement"), you (the "Bank") have issued for the benefit of the undersigned, Hutchinson Technology Incorporated, a Minnesota corporation (the "Applicant"), a Letter of Credit in an original amount not to exceed $2,031,781. The Applicant hereby applies to the Bank for certain modifications to the Agreement and the Bank is willing to agree to the Applicant's requests on the terms and conditions set forth herein. Accordingly, the Applicant and the Bank hereby agree as follows:

          1. Section 5.9 of the Agreement shall be and hereby is amended by deleting the amount "$3,500,000" appearing in the seventh line of said Section and substituting therefor the amount "$6,500,000".

          2. In order to induce the Bank to execute and deliver this Amendment, the Applicant hereby represents to the Bank that as of the date hereof and as of the time that this Amendment becomes effective, the Applicant is in full compliance with all of the terms and conditions of the Agreement and no Event of Default as defined in the Agreement, as amended hereby, nor any Potential Event of Default as so defined, shall have occurred and be continuing.

          3. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically amended and modified hereby, all of the terms and conditions of the Agreement shall stand and remain unchanged and in full force and effect. No reference to this Amendment need be made in any note, instrument or other document making reference to the Agreement, any reference to the Agreement in any of such to be deemed to be a reference to the Agreement as

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amended hereby.  All capitalized terms used herein without definition shall have the same meanings herein as they have in the Agreement. The Applicant agrees to pay all out-of-pocket costs and expenses incurred by the Bank in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby. This instrument shall be construed and governed by and in accordance with the laws of the State of Illinois.

          4. This Amendment shall be deemed effective as of March 27, 1995 (the "Effective Date").

          Executed as of July 13, 1995, to be effective as of the Effective
Date.

                                   HUTCHINSON TECHNOLOGY
                                        INCORPORATED


                                   By: /s/ JEFFREY W. GREEN
                                      -------------------------------------
                                      Jeffrey W. Green
                                       Its: Chief Executive Officer

          Accepted and agreed to at Chicago, Illinois, as of the date and year last above written.

                                   HARRIS TRUST AND SAVINGS BANK



                                   By: /s/ CATHERINE C. CIOLEK
                                       ---------------------------------------
                                       Catherine C. Ciolek
                                        Its: Vice President, Chief Financial
                                             Officer and Treasurer

M1:0039260.01